EXHIBIT 99
FINANCIAL STATEMENTS

Financial Statements and
Supplemental Schedule
Wilmington Trust
Thrift Savings Plan
Years ended December 31, 2009 and 2008
With Report of Independent Registered Public Accounting Firm

WILMINGTON TRUST THRIFT SAVINGS PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
Years ended December 31, 2009 and 2008

PAGE
FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4

SUPPLEMENTAL SCHEDULE

Schedule H, Line 4i — Schedule of Assets (Held At End of Year)

Note:
All other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because there is no information to report.

Report of Independent Registered Public Accounting Firm
The Wilmington Trust Corporation Employee Benefits Committee
The Board of Directors
Wilmington Trust Corporation
We have audited the accompanying statements of net assets available for benefits of the Wilmington Trust Thrift Savings Plan (the Plan) as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2009, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ KPMG
June 29, 2010

WILMINGTON TRUST THRIFT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2009	2008
ASSETS

Investments, at fair value	$192,957,216	$155,745,986
Participant loans receivable	3,933,623	3,341,975
Contributions receivable — Employer	77,695	195,713
Contributions receivable — Participants	235,968	557,523

NET ASSETS, REFLECTING INVESTMENTS AT FAIR VALUE	197,204,502	159,841,197

ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE FOR FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS	(851,124)	302,735

NET ASSETS AVAILABLE FOR BENEFITS	$196,353,378	$160,143,932

See notes to financial statements.

WILMINGTON TRUST THRIFT SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2009	2008

ADDITIONS

Investment income/(loss):
Net appreciation/(depreciation) in fair value of investments	$18,885,989	$(64,325,101)
Dividends	2,747,640	2,923,241

Interest income on participant loans	239,203	237,491

Contributions:
Employer	4,978,568	4,703,956
Participants	14,982,681	14,368,694
Rollovers from other plans	740,829	836,299

Total additions/(reductions)	42,574,910	(41,255,420)

DEDUCTIONS

Benefits paid to participants	8,554,782	9,424,387
Administrative expenses	130,675	266,751

Total deductions	8,685,457	9,691,138

Transfer from AST Capital Trust Company of Delaware 401(k) Plan	2,319,993	—

NET INCREASE/(DECREASE)	36,209,446	(50,946,558)

NET ASSETS AVAILABLE FOR BENEFITS AT BEGINNING OF YEAR	160,143,932	211,090,490

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$196,353,378	$160,143,932

See notes to financial statements.

WILMINGTON TRUST THRIFT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
NOTE A — Significant Accounting Policies
The financial statements of the Wilmington Trust Thrift Savings Plan (the “Plan”) are prepared on the accrual basis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Accounting Standards Update 2009-12 “Fair Value Measurements and Disclosures” (Topic 820), Investments in Certain Entities That Calculate Net Asset Value per Share (or its Equivalent)” was effective for annual periods ending after December 15, 2009 and adopted by the Plan for year ended December 31, 2009. See Note C for the related disclosures.
Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note C for discussion of fair value measurements.
Net appreciation/(depreciation) in fair value of investments is reflected in the Statement of Changes in Net Assets Available for Benefits and includes realized gains and losses on investments bought and sold and the change in appreciation/(depreciation) from one period to the next.
Participant loans receivable are stated at amortized cost, which approximates fair value. Contributions receivable equal fair value because of their short maturities.
Purchases and sales of securities are recorded on a trade date basis. Dividend income is recorded at the ex-dividend date. Income from other investments is recorded as earned.
Benefits are recorded when paid.
NOTE B — Description of the Plan
The Plan is a defined contribution plan established January 1, 1985, and restated January 1, 2008, which covers all full-time and part-time employees of Wilmington Trust Corporation (the “Corporation”) and its subsidiaries. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

WILMINGTON TRUST THRIFT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
NOTE B — Description of the Plan (cont.)
Subject to limitations of the Internal Revenue Code (“IRC”), employees may contribute 1% to 25% of their base salaries and eligible incentives. The first 6% of each participant’s pre-tax contributions is eligible for matching contributions from the Corporation of $.50 for each $1.00 contributed by the participant. An employee is eligible to become a participant in the Plan upon hire. Participation in the Plan is voluntary and participants have the option to invest in various securities and can change their investment options daily. Participants can change the level of their contributions at any time.
Beginning January 1, 2007, any employee who did not enroll in the Plan was automatically enrolled at a 3% pre-tax deferral rate effective the first of the month following 30 days of employment. The employee may elect to cancel the automatic enrollment. Automatic enrollment deferrals are invested in the Wilmington Trust Conservative Asset Allocation Fund. The 3% pre-tax deferral election and the default investment option remain in effect until the participant changes them.
Each participant’s account is credited with the participant’s contribution and an allocation of the Corporation’s contribution and Plan earnings (losses). The benefit to which a participant is entitled is that which can be provided from the participant’s account. Participants are vested in the Corporation’s matching contribution at the rate of 20% for each year of service and become 100% vested after five years of service.
Participant contributions are always 100% vested. A terminating participant will forfeit the unvested portion of his or her account attributable to contributions made by the Corporation. Forfeitures may first be used to pay Plan expenses. Any forfeitures left after paying Plan expenses are used to offset employer contributions. Forfeitures for the years ended December 31, 2009 and 2008 were $82,853 and $110,471, respectively. As of December 31, 2009 and 2008, forfeited account balances that were unallocated to participants were $7,409 and $45, respectively.
For 2009 and 2008, the Corporation paid the expenses of the Plan, except for the investment management fees paid by the participants invested in the non-Wilmington funds.
The Plan permits participants to borrow not more than the greater of one-half of their vested account balances or $50,000. All loans are subject to Internal Revenue Service and U.S. Department of Labor guidelines. The loans are secured by the vested balance in the participants’ accounts. Interest rates on outstanding loans range from 4.50% to 10.75%.
The Corporation has the right under the Plan to discontinue its contributions to and to amend or terminate the Plan at any time. Upon termination of the Plan, the accounts of participants vest and become nonforfeitable.
Wilmington Trust Company (“WTC”), a wholly owned subsidiary of the Corporation, is the Plan administrator. The Plan’s investments are held in a trust, for which WTC is trustee. Additional information regarding the Plan and the operation of the Plan is available from the Human Resources Department of WTC.

WILMINGTON TRUST THRIFT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
NOTE C — Investments
Financial Accounting Standards Board (FASB) Accounting Standards Codification 820 “Fair Value Measurements and Disclosures (ASC 820)” establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy under ASC 820 are described below:
Basis of Fair Value Measurement:
Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2 — Quoted prices for identical assets in markets that are not active, quoted prices for similar assets in active markets, inputs other than quoted market prices, and inputs derived principally from observable market data.
Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
The following table sets forth the Plan’s investment assets at fair value on December 31, 2009 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Savings Account	$253	$—	$—	$253
Pooled Separate Accounts	—	16,170,515	—	16,170,515
Common/Collective Trusts	—	38,319,864	—	38,319,864
Mutual Funds	127,711,484	—	—	127,711,484
Wilmington Trust Corporation Common Stock	10,755,100	—	—	10,755,100

Total Investments at Fair Value	$138,466,837	$54,490,379	$—	$192,957,216

The following table sets forth the Plan’s investment assets at fair value on December 31, 2008 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Savings Account	$3,176	$—	$—	$3,176
Pooled Separate Accounts	—	6,026,668	—	6,026,668
Common/Collective Trusts	—	33,319,716	—	33,319,716
Mutual Funds	102,325,534	—	—	102,325,534
Wilmington Trust Corporation Common Stock	14,070,892	—	—	14,070,892

Total Investments at Fair Value	$116,399,602	$39,346,384	$—	$155,745,986

WILMINGTON TRUST THRIFT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
NOTE C — Investments (cont.)
As of December 31, 2009 and 2008 the Plan has $54,490,379 and $39,346,384, respectively, of investments in pooled separate accounts and common collective trusts which are reported at fair value, and has concluded that the net asset value reported by the pooled separate accounts and common collective trusts represents the fair value of the underlying investments. Due to the nature of the investments held, changes in market conditions and the economic environment may significantly affect the net asset value and, consequently, the fair value of the Plan’s investments.
The following is a description of the valuation methodologies used for investments measured at fair value:
Investments in the pooled separate accounts are valued based on the current market value of the underlying assets of the funds. Investments of the Plan also include a money market fund as well as shares of the common stock of the Corporation, which, along with investments in the mutual funds, are valued at their last reported sales price on the last business day of the Plan year. The Wilmington Stable Value Fund and MetLife Stable Value Fund invest principally in fully benefit-responsive investment contracts issued by an insurance company. The fair value of the Wilmington Stable Value Fund and MetLife Stable Value Fund is based on the net asset value derived from the fair value of the underlying guaranteed investment contracts that are the sole asset of both funds.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Although the Plan believes its valuation methods are appropriate and consistent with those of other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The following table sets forth the Plan’s investment in pooled separate accounts and common collective trusts on December 31, 2009:

		Redemption
	Fair Value	Frequency
Pooled Separate Accounts:
Principal Large-Cap Stock Index (a)	$10,289,024	One transfer per 30 day period
Principal Mid-Cap Stock Index (b)	3,547,702	One transfer per 30 day period
Principal Small-Cap Stock Index (c)	2,333,789	One transfer per 30 day period

Common/ Collective Trusts:
*Wilmington Stable Value Fund (d)	38,127,955	—
*MetLife Stable Value Fund (e)	191,909	—

Total	$54,490,379

*	Indicates parties-in-interest.

(a)
The investment option normally invests the majority of assets in common stocks of companies that compose the S&P 500 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 500 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 500 Index.

(b)
The investment option normally invests the majority of assets in common stocks of companies that compose the S&P MidCap 400 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P MidCap 400 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P MidCap 400 Index.

(c)
The investment seeks long-term growth of capital and normally invests the majority of assets in common stocks of companies that compose the S&P SmallCap 600 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 600 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the
S&P 600 Index.

(d)
The Wilmington Trust Stable Value Fund seeks a competitive yield and preservation of capital and may invest in group annuity, guaranteed investment and security-backed contracts as well as other types of fixed income investments. The fund is currently invested in the MetLife Managed Guaranteed Investment Contract (GIC), a group annuity contract. The underlying assets are invested in one or more MetLife separate accounts.

(e)
The MetLife Stable Value Fund represents an investment in the Wilmington Trust Company Collective Investments Trust for MetLife Group Annuity Contract 25554. The investment objective is interest income and the preservation of capital.

WILMINGTON TRUST THRIFT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
NOTE C — Investments (cont.)
The fair value of individual investments that represent 5% or more of the Plan’s net assets available for benefits as of December 31 are as follows:

	2009	2008

Common Stock:
* Wilmington Trust Corporation Common Stock	$10,755,100	$14,070,982

Common/ Collective Trusts:
* Wilmington Stable Value Fund	38,127,955	33,319,716

Pooled Separate Accounts:
* Principal Large-Cap Stock Index Separate Account	10,289,024	N/A

Mutual Funds:
Vanguard Windsor II Fund	14,768,191	9,537,472

* Wilmington Multi-Manager International I Fund	15,530,652	9,683,064

* Wilmington Broad Market Bond Fund	16,570,240	14,422,314

* Wilmington Small-Cap Core I Fund	N/A	8,580,010

Wilmington Large-Cap Value I Fund	N/A	10,482,745

* Wilmington Large-Cap Growth I Fund	N/A	9,073,885

* Wilmington Conservative Asset Allocation Institution Fund	39,820,598	N/A

*	Indicates parties-in-interest.

N/A	— The fair value of the individual investment does not represent 5% or more of the Plan’s net assets available for benefits as of December 31.
During 2009 and 2008, the Plan’s investments (including investments purchased and sold, as well as held during the year) appreciated/(depreciated) in fair value as follows:

	Years Ended December 31,
	2009	2008

Pooled Separate Accounts	$2,757,815	$(3,293,011)

Wilmington Trust Corporation Common Stock	(5,849,352)	(7,128,424)

Common/ Collective Trusts	1,451,596	1,280,935

Mutual Funds	20,525,930	(55,184,601)

	$18,885,989	$(64,325,101)

WILMINGTON TRUST THRIFT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
NOTE C — Investments (cont.)
The Wilmington Stable Value Fund, an investment option offered by the Plan, and the MetLife Stable Value Fund, are common collective trusts that are fully invested in investment contracts deemed to be fully benefit-responsive. Fully benefit-responsive contracts are valued at fair value and adjusted to contract value. Contract value is the relevant measure to the Plan because it is the amount that is available for Plan benefits.
In the statements of net assets available for benefits, the Plan is required to reflect these investments at fair value, with a corresponding adjustment to contract value. The fair value of these funds as of December 31, 2009 and 2008 was $38,319,864 and $33,319,716, respectively. The contract value of the funds as of December 31, 2009 and 2008, which is a component of net assets available for benefits, totaled $37,468,740 and $33,622,451, respectively. The average yield and crediting interest rate for the Wilmington Stable Value Fund for the years ended December 31, 2009 and 2008 was 3.95% and 4.42%, respectively. The MetLife Stable Value Fund, which was transferred from the AST Capital Trust Company of Delaware 401(k) Plan during 2009, had an average yield and crediting interest rate for the year ended December 31, 2009 of 3.11%.
NOTE D — Income Tax Status
The Plan has received a favorable determination letter from the Internal Revenue Service dated September 3, 2004, stating that the Plan and related trust are designed in accordance with the applicable sections of the IRC and, therefore, the related trust is exempt from taxation. The Plan has been amended and restated since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the IRC. Accordingly, the accompanying financial statements do not include a provision for income taxes.

WILMINGTON TRUST THRIFT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
NOTE E — Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31,
	2009	2008
Net assets available for benefits per the financial statements	$196,353,378	$160,143,932
Adjustment from contract value to fair value for fully benefit-responsive investment contracts held by the Stable Value Funds	851,124	(302,735)

Net assets available for benefits per the Form 5500	$197,204,502	$159,841,197

The following is a reconciliation of net increase in net assets available for benefits per the financial statements to the Form 5500:

2009
Net increase in net assets available for benefits per the financial statements	$36,209,446
Add: Adjustment to increase contract value to fair value for fully benefit-responsive investment contracts held by the Stable Value Funds at December 31, 2009	851,124
Add: Adjustments from contract value to fair value for fully benefit-responsive investment contracts held by the Stable Value Funds at December 31, 2008	302,735

Net increase in net assets available for benefits per the Form 5500	$37,363,305

NOTE F — Related-Party Transactions
Plan investments include shares of the common stock of the Corporation. As of December 31, 2009 and 2008, the Wilmington Trust Corporation Common Stock Fund held 871,564 and 632,684 shares of the Corporation’s common stock, respectively. WTC is the trustee as defined by the Plan and, therefore, the transactions qualify as party-in-interest transactions. The participants pay the investment management fees associated with the non-Wilmington funds. Other fees incurred for investment management, custodial and recordkeeping services were paid by the Corporation for the years ended December 31, 2009 and 2008.
Participants have loans from their fund accounts outstanding in the amount of $3,933,623 and $3,341,975 as of December 31, 2009 and 2008, respectively.

WILMINGTON TRUST THRIFT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
NOTE G — Risk and Uncertainties
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.
NOTE H —Plan Merger
AST Capital Trust Company of Delaware is a wholly owned subsidiary of Wilmington Trust FSB now known as Wilmington Trust Retirement and Institutional Services Company. The AST Capital Trust Company of Delaware 401(k) Plan was terminated and merged with and into the Plan on January 1, 2009. The AST Capital Trust Company of Delaware 401(k) plan’s assets of $2,319,993 were transfered into the Plan on January 2, 2009.

SCHEDULE H, Line 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Wilmington Trust Thrift Savings Plan
EIN 51 0291463
PLAN NUMBER 002
PLAN YEAR END 12/31/2009

	(B)	(C)
	Identity of issuer,	Description of investment	(D)
	borrower,	including maturity date, rate of interest, collateral, par	Shares /	(E)
(A)	lessor or similar party	or maturity value.	Units	Current Value
	Principal Life Insurance Company	Pooled Separate Accounts PRIN LARGE- CAP STK IDX SEP ACCT	226,903	$10,289,024
	Principal Life Insurance Company	Pooled Separate Accounts PRIN MID- CAP STK IDX SEP ACCT	178,418	3,547,702
	Principal Life Insurance Company	Pooled Separate Accounts PRIN SMALL- CAP STK IDX SEP ACCT	117,440	2,333,789
*	Wilmington Trust Corporation	Corporate Stock-Common Wilmington Trust Corporation	871,564	10,755,100
*	Principal Life Insurance Company	Common/Collective Trusts WILMINGTON STABLE VALUE FUND	262,800	38,127,955
*	Principal Life Insurance Company	Common/Collective Trusts METLIFE STABLE VALUE FUND	12,520	191,909
	Principal Life Insurance Company	Registered Investment Company FIDELITY ADV EQ GROWTH INSTL	129,636	6,026,800
	Principal Life Insurance Company	Registered Investment Company ALLIANZ NFJ SMALL- CAP VALUE A FUND	83,632	1,939,424
	Principal Life Insurance Company	Registered Investment Company AMERICAN CENTURY INFLA ADJ BOND ADV FUND	47,257	542,036
	Principal Life Insurance Company	Registered Investment Company MFS GOVERNMENT SEC R3 FUND	8,827	88,530
*	Principal Life Insurance Company	Registered Investment Company WILMINGTON BROAD MARKET BOND FUND	1,663,679	16,570,240
*	Principal Life Insurance Company	Registered Investment Company WILMINGTON LARGE-CAP STRATEGIC	764,935	7,878,833
	Principal Life Insurance Company	Registered Investment Company ROYCE VALUE PLUS SERVICE FUND	187,256	2,104,757
	Principal Life Insurance Company	Registered Investment Company PIONEER CULLEN VALUE A FUND	16,055	267,644
*	Principal Life Insurance Company	Registered Investment Company WILMINGTON REAL ESTATE PTFOLIO	462,626	5,916,989
	Principal Life Insurance Company	Registered Investment Company FRANKLIN GROWTH A FUND	25,160	981,730
	Principal Life Insurance Company	Registered Investment Company VANGUARD WINDSOR II FUND	623,657	14,768,191
*	Principal Life Insurance Company	Registered Investment Company WILMINGTON SMALL-CAP STRATEGIC	266,845	2,150,773
*	Principal Life Insurance Company	Registered Investment Company WILMINGTON MULTI-MGR INTL I FUND	2,349,569	15,530,652
*	Principal Life Insurance Company	Registered Investment Company WILMINGTON AGGR ASSET ALLOC INST FUND	1,112,833	9,047,336
*	Principal Life Insurance Company	Registered Investment Company WILMINGTON CONS ASSET ALLOC INST FUND	4,059,184	39,820,598
	Principal Life Insurance Company	Registered Investment Company AM FDS AM BAL R4 FUND	45,337	734,004
	Principal Life Insurance Company	Registered Investment Company AM FDS EUROPACIFIC GROWTH R4 FUND	80,185	3,024,571
	Northern Institutional Government	Money Market Mutual Fund	318,376	318,376
*	Participant Loans	Range of Interest Rates Rates Range From 4.50% to 10.75%	3,933,623	3,933,623
*	Wilmington Trust Company	Savings Accounts Rate: .10%	253	253
		Total		$196,890,839

*	Indicates parties-in-interest
See accompanying Report of Independent Registered Public Accounting Firm.